Exhibit 99.1

Arena Reports Fourth Quarter Financial Results with Strong Liquidity Position and Maintained Pipeline Progress Over the Quarter

- Significant pipeline progress with potentially first- or best-in-class drug candidates

- Strong cash position of $1.1billion as of December 31, 2020

February 23, 2021 - Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2020.

“This quarter we were pleased to announce the completion of enrollment of the ELEVATE UC 52 trial for etrasimod and expansion of our cardiovascular franchise to include temanogrel. Our growing and diverse pipeline is supported by a strong cash position,” said Amit D. Munshi, President and CEO of Arena. “Adapting to the impact of the global COVID-19 pandemic, our team has continued to put safety of trial participants first while striving to maintain important momentum across our programs.”

Fourth Quarter and Recent Updates

•	In February 2021, dosed first participant in the Phase 2b VOYAGE trial for etrasimod for eosinophilic esophagitis (EoE)
•	In February 2021, Garry Neil named Board Chair, and Nawal Ouzren named to the Board of Directors
•

In January 2021, etrasimod ELEVATE UC 52 Phase 3 trial in ulcerative colitis (UC) completed enrollment; both ELEVATE UC 52 and ELEVATE UC 12 Phase 3 trials on track for topline data in Q1 2022; we continue to monitor the impact of the COVID-19 resurgence on study progress for both UC 52 and UC 12

•	In January 2021, temanogrel program announced at JP Morgan Health Care Conference
•	In November 2020, etrasimod atopic dermatitis (AD) ADVISE Phase 2b trial delivered topline results; moving forward into a Phase 3 registrational program
•	In October 2020, olorinab CAPTIVATE Phase 2b trial in abdominal pain associated with irritable bowel syndrome (IBS-C, IBS-D) enrollment completed; topline data expected Q1 2021

Fourth Quarter and Full-Year 2020 Financial Updates

Fourth Quarter 2020 Financial Results

•	Revenues for the fourth quarter were zero compared to $3.0 million in the fourth quarter of 2019
•

Research and development (R&D) expenses for the fourth quarter totaled $100.4 million compared to $74.6 million in the same period 2019. This increase was primarily driven by our advancing clinical studies, including the etrasimod Phase 3 program. The R&D non-cash share-based compensation was $6.5 million in the fourth quarter as compared to $7.0 million in the same period 2019

•

Selling, general and administrative (SG&A) expenses for the fourth quarter totaled $34.9 million, compared to $22.2 million in the fourth quarter of 2019. This increase is primarily attributed to non-cash share-based compensation expenses. The SG&A non-cash share-based compensation was $13.5 million in the fourth quarter as compared to $6.3 million in the same period 2019

•	Net loss for the fourth quarter was $122.2 million compared to net loss of $88.3 million for the same period in 2019
•	Basic and diluted net loss per share for the fourth quarter was $2.10 compared to basic and diluted net loss per share of $1.76 for the same period in 2019

Full-Year 2020 Financial Results

•	Revenues totaled $0.3 million
•	Research and development expenses totaled $323.7 million, including $26.0 million related to non-cash share-based compensation
•	Selling, general and administrative expenses totaled $103.2 million, including $33.9 million related to non-cash share-based compensation
•	Net loss was $404.7 million, or $7.39 per share

At December 31, 2020, Arena’s cash, cash equivalents and investments balance was approximately $1.1 billion and approximately 58.6 million shares of Arena common stock were outstanding.

Conference Call & Webcast Information

Arena will host a live and webcast question and answer session via conference call with the investment community today, Tuesday, February 23, 2021, at 4:30 PM ET, to discuss the financial results and corporate update.

When: Tuesday, February 23, 2021, at 4:30 PM ET

Dial-in: (877) 643-7155 (United States) or (914) 495-8552 (International)

Conference ID: 1778476

Please join the conference call at least 20 minutes early to register. You can access the live webcast under the investor relations section of Arena’s website at: www.arenapharm.com. A replay of the event will be archived under the investor relations section of Arena’s website for 30 days shortly after the call.

About Arena Pharmaceuticals

ARENA Pharmaceuticals is a team with a singular purpose – deliver our important medicines to patients.

In a rapidly changing global market, we work with a sense of urgency every day to understand the needs of all our stakeholders, identify bold, sometimes disruptive, ideas to get our medicines to patients, and relentlessly execute until it’s done.

ARENA - Care More. Act Differently.

Etrasimod, olorinab, and temanogrel are investigational compounds that are not approved for any use in any country.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “potentially,” “striving to,” “can,” “on track for,” “expected,” “guidance,” and “will,” and include, without limitation, statements about the following: Arena’s clinical programs, including study initiation, enrollment of study participants, participant safety, study momentum, and timing of data readouts; Arena’s planned conference call and webcast with the investment community; the potential of Arena’s drug candidates, including to be first- or best-in-class and be delivered to patients; and Arena’s purpose, work, understanding, ideas, and execution. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: clinical trials and other studies may not proceed at the time or in the manner expected or at all; the timing and outcome of research, development and regulatory review is uncertain, and Arena’s drug candidates may not advance in development or be approved for marketing; enrolling participants in Arena’s ongoing and intended clinical trials is competitive and challenging; the duration and severity of the coronavirus disease (COVID-19) outbreak, including but not limited to the impact on Arena’s clinical trials and operations, the operations of Arena’s suppliers, partners, collaborators, and licensees, and capital markets, which in each case remains uncertain; risks related to developing and commercializing drugs; Arena may need additional funds to advance all of its programs, and you and others may not agree with the manner Arena allocates its resources; risks and uncertainties relating to cash and revenues that may be generated from product sales or other sources, including the impact of competition; Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; risks related to unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; topline data may not accurately reflect the complete results of a particular study or trial; satisfactory resolution of litigation or other disagreements with others; government and third-party payor actions, including relating to reimbursement and pricing; risks related to relying on licenses or collaborative arrangements, including lack of control and potential disputes; the entry into or modification or termination of licenses or collaborative arrangements; and Arena’s and third parties’ intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission (SEC), including but not limited to Arena’s quarterly report on Form 10-Q for the quarter ended September 30, 2020, which was filed with the SEC on November 9, 2020. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contacts:
Patrick Malloy

Arena Pharmaceuticals, Inc.

Vice President, Investor Relations & Corporate Communications

pmalloy@arenapharm.com

847.987.4878

Media Contact:

IR@arenapharm.com

858-453-7200

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(Tables Follow)

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)
Revenues
United Therapeutics revenue	$—	$—	$—	$800,000
Royalty revenue	—	(3,578)	262	(853)
Collaboration and other revenue	37	6,580	57	7,284
Total revenues	37	3,002	319	806,431

Operating Costs & Expenses
Research & development	100,441	74,632	323,740	231,496
Selling, general & administrative	34,897	22,243	103,218	77,616
Transaction costs	—	—	—	14,573
Total operating costs & expenses	135,338	96,875	426,958	323,685
(Loss) income from operations	(135,301)	(93,873)	(426,639)	482,746

Total interest & other income, net	13,140	5,562	21,905	25,142
(Loss) income before income taxes	(122,161)	(88,311)	(404,734)	507,888
Income tax provision	—	—	—	(110,333)
Net (loss) income	$(122,161)	$(88,311)	$(404,734)	$397,555

Net (loss) income per share, basic:	$(2.10)	$(1.76)	$(7.39)	$7.99
Net (loss) income per share, diluted:	$(2.10)	$(1.76)	$(7.39)	$7.69

Shares used in calculating net income (loss) per share, basic:	58,288	50,113	54,767	49,779
Shares used in calculating net income (loss) per share, diluted:	58,288	50,113	54,767	51,698

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2020	December 31, 2019
	[1]	[1]
Assets
Cash & cash equivalents	$219,544	$243,274
Prepaid expenses & other current assets	35,266	20,369
Total available-for-sale investments	884,497	867,229
Land, property & equipment, net	22,090	25,128
Other non-current assets	29,323	18,123
Total assets	$1,190,720	$1,174,123

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$53,676	$41,153
Total lease financing obligations & other long-term liabilities	56,575	61,505
Total stockholders’ equity	1,080,469	1,071,465
Total liabilities & stockholders’ equity	$1,190,720	$1,174,123

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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